Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the financial statements appearing in the Annual Report on Form 10-K of Air Industries Group for the year ended December 31, 2024.

/s/ Marcum llp

Saddle Brook, NJ

July 31, 2025